INDEPENDENT CONSULTANT AGREEMENT BETWEEN
GREAT EAST ENERGY, INC. AND
Bzh Petroleum Consultants Ltd represented by HERVE COLLET

This Independent Consultant Agreement ("Agreement") is made and entered into on February 23, 2014, between **GREAT EAST ENERGY, INC.**, a Delaware corporation, whose principal business address is at 173 Keith Street, Suite 300, Warrenton, VA 20186 USA (hereinafter referred to as "GASE") and Bzh Petroleum Consultants Ltd represented by **HERVE COLLET**, a Canadian resident, whose mailing address is at P.O Box 1706 Postal Station M, Calgary, AB, T2P 2L7 Canada (hereinafter referred to as "Consultant").

In consideration of the mutual covenants set forth below, GASE and Consultant enter into the Agreement as set forth below.

1. START

This Agreement shall be effective immediately upon execution.

2. TITLE AND DUTIES

A. Title

The Consultant shall serve in the capacity of Chief Operating Officer.

B. Essential Functions and Duties

The essential functions and duties expected of the Consultant shall be such as customarily performed by persons in similar positions, as well as such other duties as may be assigned from time to time by GASE.

C. Supervision and Reporting

The Consultant shall report to the Chairman and the Board of Directors of GASE.

D. Duty of Loyalty and Best Efforts

Consultant shall devote working time, attention, knowledge, and skills to GASE's business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of GASE. It is understood that the Consultant has other business interests that may demand substantial time.

3. COMPENSATION TERMS

A. Stock Grant

Consultant shall receive a total of 300,000 restricted common shares of stock in Great East Energy, Inc., with 150,000 shares vesting and issued as of the date of this Agreement, and the remaining 150,000

shares vesting and issued 181 days after the date of this Agreement, provided Consultant is still employed by GASE at that time.

B. Stipend

Consultant shall receive a stipend of USD$4,000 (four thousand dollars) per month which shall be payable in arrears in equal monthly installments.

C. Expense Reimbursement

Consultant shall be entitled to reimbursement of expenses incurred in the performance of the functions and duties under this Agreement. In order to receive reimbursement, Consultant must obtain advance approval from the Chairman or CEO for any potential expense, and must timely provide GASE with an itemized account of all expenditures, along with suitable receipts therefor.

4. PROPERTY RIGHTS

***A.* Records and Accounts**

Consultant agrees that all those records and accounts maintained during the course of consultancy are the property of GASE.

B. Return Upon Termination

Consultant agrees that upon termination he will return to GASE all of GASE's property, including, but not limited to, geological reports, production data, intellectual property, trade secret information, customer lists, operation manuals, records and accounts, materials subject to copyright, trademark, or patent protection, customer and GASE information, business documents, reports, and other items as applicable.

***C.* Copyrights, Inventions and Patents**

Consultant understands that any copyrights, inventions or patents created or obtained, in part or whole, by Consultant during the course of this Agreement are to be considered "works for hire" and the property of GASE. Consultant assigns to GASE all rights and interest in any copyright, invention, patents or other property related to the business of the GASE.

5. INDEMNIFICATION FOR THIRD PARTY CLAIMS

GASE hereby agrees to indemnify, defend, save, and hold harmless Consultant from and against all claims, liabilities, causes of action, damages, judgments, attorneys' fees, court costs, and expenses which arise out of or are related to the Consultant's performance of this Agreement, except in the failure to perform job functions or duties as required, or which result from conduct while engaging in any activity outside the scope of this Agreement. GASE understands that this obligation of indemnification survives the expiration or termination of this Agreement.

6. MEDIATION AND BINDING ARBITRATION

GASE and Consultant agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, pursuant to the rules of the American Arbitration Association in Clark County, Nevada, United States of America.

7. TERMINATION

A. Term

This Agreement shall have an initial Term of twelve (12) months, and may be renewed upon the mutual written consent of GASE and Consultant for another period of twelve (12) months.

8. MISCELLANEOUS PROVISIONS

A. Notices

Consultant agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of GASE or mailing address of the Consultant as set forth herein.

GREAT EAST ENERGY, INC.
173 Keith Street
Suite 300
Warrenton, VA 20186 USA

HERVE COLLET
P.O Box 1706 Postal Station M
Calgary, AB, T2P 2L7 Canada

B. Entire Agreement

This Agreement represents the complete and exclusive statement of the consulting agreement between GASE and Consultant. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their consulting agreement.

C. Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

D. Modifications

Any modifications to this Agreement may only be done in writing between the parties.

E. Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

F. Waiver of Breach

The waiver by GASE of a breach of any provision of this Agreement by Consultant shall not operate as a waiver of any subsequent breach by the Consultant. No waiver shall be valid unless placed in writing and signed by GASE.

G. Choice of Law, Jurisdiction and Venue

Consultant agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada and that should any claims be brought against GASE related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within the State of Nevada. Consultant also consents to jurisdiction of any claims by GASE related to the terms or conditions of employment by a court of competent jurisdiction within the State of Nevada.

[signature]	FEBRUARY - 24 - 2014
HERVE COLLET	**Date**
For Bzh Petroleum Consultants Ltd	
[signature]	Feb - 24 - 2014
TIMUR KHROMAEV	**Date**

Chief Executive Officer
GREAT EAST ENERGY, INC.

HC